Exhibit 99.2
Philips Speech Recognition Systems
Combined Financial Statements
Years ended December 31, 2007 and 2006

Philips Speech Recognition Systems
Combined Financial Statements
For the years ended December 31, 2007 and 2006
Contents

Independent Auditors’ Report	3
Combined Financial Statements
Combined Balance Sheets	4
Combined Statements of Operations	5
Combined Statements of Changes in Business Deficit and Comprehensive Income (Loss)	6
Combined Statements of Cash Flows	7
Notes to Combined Financial Statements	8

Independent Auditors’ Report
To the Board of Management of Philips Speech Recognition Systems GmbH
We have audited the accompanying combined balance sheets of Philips Speech Recognition Systems, as defined in Notes 1 and 2 to the combined financial statements, as of December 31, 2007 and 2006, and the related combined statements of operations, changes in business deficit and comprehensive income/(loss) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Philips Speech Recognition Systems, as defined in Notes 1 and 2 in the combined financial statements, as of December 31, 2007 and 2006, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 10 to the combined financial statements, effective December 31, 2006, Philips Speech Recognition Systems adopted the provisions of SFAS No. 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’.
/s/ KPMG ACCOUNTANTS N.V.
Eindhoven, November 21, 2008

Philips Speech Recognition Systems
Combined Balance Sheets <Note 1>
December 31, 2007 and 2006
(in EUR thousands)

	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	325	269
Trade receivables, less allowance for doubtful accounts of € 64 and € 27 in 2007 and 2006, respectively	7,006	6,842
Receivables from Philips	1,238	1,381
Government grant receivable	1,620	894
Other receivables	678	924
Inventories	40	—
Deferred income tax assets	3,959	4,092

Total current assets	14,866	14,402
Non-current assets:
Deferred income tax assets	278	571
Property and equipment, net	239	282
Goodwill	4,168	1,973
Intangibles, net	2,761	3,125

Total non-current assets	7,446	5,951

Total assets	22,312	20,353

Liabilities and business deficit
Current liabilities:
Accounts payable	292	235
Payable to Philips	948	800
Deferred income	18,046	14,259
Accrued liabilities	2,230	2,703
Total current liabilities	21,516	17,997
Non-current liabilities:
Pension and benefit plans	1,208	1,078
Deferred income tax liabilities	833	1,245
Other long term liabilities	—	300

Total non-current liabilities	2,041	2,623

Total liabilities	23,557	20,620
Business deficit:
Philips net share in deficit	(1,393)	(417)
Accumulated other comprehensive income	148	150

Total business deficit	(1,245)	(267)

Total liabilities and business deficit	22,312	20,353

The accompanying notes are an integral part of these combined financial statements.

Philips Speech Recognition Systems
Combined Statements of Operations <Note 1>
Years ended December 31, 2007 and 2006
(in EUR thousands)

	Year ended December 31
	2007	2006
Sales	15,814	8,401
Sales to Philips companies	5,158	4,918

Total sales	20,972	13,319
Cost of sales	2,170	518

Gross profit	18,802	12,801
Software research and development expenses	8,122	7,878
Sales and marketing expenses	7,085	5,660
General and administrative expenses	1,718	1,029

Income (loss) from operations	1,877	(1,766)
Financial income	—	4
Financial expense	(96)	(28)
Foreign currency transaction (losses) gains	(84)	68

Income (loss) before income taxes	1,697	(1,722)
Income tax expense (benefit)	740	(743)

Net income (loss)	957	(979)

The accompanying notes are an integral part of these combined financial statements.

Philips Speech Recognition Systems

Combined Statements of Changes in Business Deficit and Comprehensive
Income/(Loss) <Note 1>
Years ended December 31, 2007 and 2006
(in EUR thousands)

	Philips Net	Accumulated Other	Total
	Share in	Comprehensive	Business
	Deficit	Income	Deficit
Balance at January 1, 2006	(7,944)	—	(7,944)

Net loss	(979)	—	(979)

Total comprehensive loss	(979)	—	(979)

Adjustment for adoption of SFAS No. 158, net of €50 tax expense	—	150	150
Acquisition of KIS, net	3,617	—	3,617

Share based compensation	59	—	59

Net transactions with Philips	4,830	—	4,830

Balance at December 31, 2006	(417)	150	(267)

Net income	957	—	957
Pension and other benefit plan adjustment, net of €1 tax benefit	—	(2)	(2)

Total comprehensive income	957	(2)	955

Acquisition of PSS, net	779	—	779
Contingent consideration for KIS acquisition	365	—	365
Share based compensation	83	—	83
Net transactions with Philips	(3,160)	—	(3,160)

Balance at December 31, 2007	(1,393)	148	(1,245)

The accompanying notes are an integral part of these combined financial statements.

Philips Speech Recognition Systems
Combined Statements of Cash Flows <Note 1>
Years ended December 31, 2007 and 2006
(in EUR thousands)

	Year ended December 31
	2007	2006
Cash flows from operating activities:
Cash Flow from operating activities:
Net income (Loss)	957	(979)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Deferred income tax expense (benefit)	27	(1,177)
Depreciation	46	18
Amortization	706	109
Share based compensation expense	69	49
Change in assets and liabilities:
Trade accounts receivable and other receivables	1,236	(4,923)
Inventories	114	—
Government grant receivable	(726)	(710)
Accounts payable and accrued liabilities	(3,425)	(503)
Deferred income	3,787	3,250
Receivables/payables to Philips	291	228
Long-term liabilities	116	203

Net cash provided by (used in) operating activities	3,198	(4,435)

Cash Flow from investing activities:
Purchases of property and equipment	—	(126)
Proceeds from disposals of property and equipment	18	—

Net cash provided by (used in) investing activities	18	(126)

Cash Flow from financing activities:
Net cash transactions with Philips	(3,160)	4,830

Net cash (used in) provided by financing activities	(3,160)	4,830

Net increase in cash and cash equivalents	56	269

Cash and cash equivalents, beginning of period	269	—

Cash and cash equivalents, end of period	325	269

Cash interest paid	96	28

Cash taxes paid	542	515

Non-cash investing information

Acquisition of KIS, net of cash	—	3,617
Contingent consideration for KIS acquisition	365	—
Acquisition of PSS, net of cash	779	—

Total non-cash investing information	1,144	3,617

The accompanying notes are an integral part of these combined financial statements.

Philips Speech Recognition Systems
Notes to Combined Financial Statements
December 31, 2007 and 2006
All amounts are stated in thousands of Euros, unless stated otherwise
1. Background and Basis of Presentation
Background
Philips Speech Recognition Systems is a business unit of Royal Dutch Philips Electronics N.V. (“the Parent” or “Philips”) and consist of Philips Speech Recognition Systems GmbH (“PSRS”), a company with limited liability in Austria, and its wholly owned subsidiary SpeechMagic Holding GmbH (“SMH”), a company with limited liability in Austria, and other speech recognition business entities owned by Philips consisting of Kuhlmann Information Systems GmbH (“KIS”), a company with limited liability in Germany, and Philips Speech Solutions S.A. (“PSS”), a company with limited liability in Spain. The combined group is herein referred to as “the Company” or the “Speech Recognition Businesses”.
KIS was purchased on September 8, 2006, by Philips GmbH, an indirect subsidiary of Philips. Certain assets and activities of New Doors S.L were acquired by Professional Communication, Security and Imaging Spain S.A. (“PCSI”), a company owned ultimately by Philips, on January 22, 2007. Subsequently, PCSI was renamed Philips Speech Solutions S.A.
Philips has subsequently disposed of the Company. In order to facilitate this disposition, Philips transferred substantially all of its speech recognition businesses, KIS and PSS, to PSRS in fiscal year 2008.
The Company is a designer, developer, manufacturer, marketer and seller of speech recognition software for use in heavy-duty text generation environments such as medical facilities. The operational activities are mainly located in Vienna, Austria; Elmshorn, Germany and Barcelona and Sevilla, Spain. The Company markets its products principally under the Philips and SpeechMagic brand names.
Basis of Presentation
The combined financial statements of the Company consist of the consolidated financial statements of PSRS together with the financial statements of KIS and PSS. These combined financial statements have been derived from the consolidated financial statements of Philips, principally using the historical results of operations, and historical basis of assets and liabilities of the speech recognition businesses. These combined financial statements also include an allocation of the costs of certain corporate functions (management oversight, corporate services, basic research and brand campaign expense) historically provided by Philips and charged to the speech recognition businesses as well as certain pushdown accounting adjustments. Additionally, the combined financial statements include cash and interest expense which has historically been allocated to the speech recognition businesses. Furthermore, the combined financial statements present income taxes calculated on a separate return basis. Refer to note 9 of the combined financial statements for further discussion.
These corporate function charges were made and actually invoiced by Philips to their Speech Recognition Businesses on either a specifically identifiable basis or using relative percentages, as compared to Philips’ other businesses, of total sales or other reasonable methods. Management believes the assumptions underlying the combined financial statements to be a reasonable reflection of the utilization of services provided by Philips. The costs the Company will incur as a separate stand alone company may be higher or lower than in these combined financial statements. Additionally, the Parent uses a worldwide centralized cash management and finance function, with the activity between the Company and the Parent reflected Philips net share in deficit. The Company’s financing requirements are primarily met by cash transfers with Philips and are reflected in the financing section of the combined statements of cash flows. These include net cash transfers to and from Philips for the settlement of various intercompany transactions and financing requirements with Philips. Accordingly, the combined financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been if the Company had been a stand alone company during the periods presented.
Since a direct ownership relationship did not exist among the various entities comprising the Company, Philips net share in the Company is shown as business deficit in lieu of stockholder’s deficit in the combined financial statements, and includes the combined entities cumulative net income. Transactions between the Company and Philips and its affiliates have been identified as transaction between related parties (see note 3).
2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements
Accounting Policies
The combined financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (U.S. GAAP). Historical cost is used as the measurement unless otherwise indicated.
Principles for Combined Financial Statements
The combined financial statements include PSRS, a wholly owned subsidiary of Philips, and its consolidated subsidiary SMH, and the speech recognition businesses of Philips KIS and PSS. All intercompany balances and transactions have been eliminated in the combined financial statements. The Company does not hold any interests in variable interest entities.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, assumptions and judgments, including those related to revenue recognition; allowance for doubtful accounts and returns; the valuation of goodwill, other intangible assets and tangible long-lived assets; accounting for acquisitions; share-based payments; the obligation relating to pension and post-retirement benefit plans; income tax reserves and valuation allowances; and loss contingencies. The Company bases its estimates on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Revenue Recognition
The Company recognizes revenue from the sale of software products and licensing in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” and SOP 98-9, Modification of SOP 97-2, “Software Revenue Recognition, with Respect to Certain Transactions,” and related authoritative literature. In accordance with SOP 97-2, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectability is probable.
Our software arrangements generally include post contract customer support (“PCS”) which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one year. The Company does not have Vendor Specific Objective Evidence of fair value (“VSOE”) for the elements in its software arrangements which, in addition to PCS also include implementation and training services. When an arrangement includes such services, the Company recognizes all revenues ratably over the longest period such services will be provided to our customer, once all such services commence. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer and all other revenue recognition criteria are met.
Additionally, revenues to resellers, which comprise approximately 90% of total sales, are deferred until sell through to the end-user. At sell-through date, the portion of deferred revenue that would have otherwise been recognized on a ratable basis (when arrangements included multiple elements) is recorded and the remainder is recognized ratably over the remainder of the period in which services are provided.
Shipping and Handling
Amounts billed for shipping and handling are immaterial for 2006 and 2007. Amounts billed for shipping and handling are recorded as revenue. Shipping and handling expenses are recorded as cost of sales.
Advertising
Advertising costs are expensed as incurred and amounted to €1,133 and €751 for the years ended December 31, 2007 and 2006, respectively.

Software Research and Development
Expenditures for software research and development consist primarily of salaries, employee benefits and related overhead costs associated with product development, enhancements and upgrades for existing customers under maintenance and for new customers, testing, quality assurance, and documentation. Such costs are required to be expensed until the point that technological feasibility of the software is established. To date, the time period between the establishment of technological feasibility and completion of software development has been short, and no significant development costs have been incurred during that period. Accordingly, no software development costs have been capitalized.
Derivative Financial Instruments
The Company has periodically entered into foreign currency forward contracts. The Company uses foreign currency forward contracts to manage exchange rate fluctuations between the Euro and the U.S. dollar. The Company enters into such contracts with Philips, and the total credit exposure related to non-performance is not material to the operations of the Company. The Company does not enter into contracts for trading purposes.
In compliance with Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” derivatives are recognized on the balance sheet as assets and liabilities, measured at fair value. The Company has historically not elected to designate these derivative instruments as hedges, and have therefore recognized changes in the fair value of the instruments in income from operations. Gains of €245 and €125 have been recognized within foreign currency transaction gains (losses) during the year ended December 31, 2007 and 2006, respectively.
Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the statements of operations on a straight-line basis over the term of the lease.
Leases in which the Company has substantially all the risk and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance liabilities. The property and equipment acquired under finance leases are depreciated over the shorter of the useful life of the assets and the lease term.
Share Based Payment
The Company applies SFAS 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period which is generally the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends, share price volatility and the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted. See Note 12 for additional information related to share-based payments.
The Company participates in Philips share-based compensation plans. Under these plans, Philips has granted share options on its common shares, rights to receive common shares in the future (restricted share rights), and an employee share purchase plan (ESPP). The employee awards were previously granted by Philips to the employees of the Company. Under the Philips plans, options are granted at fair market value on the date of the grant and based on the terms of the awards are considered equity awards. Consistent with Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25” the compensation cost related to the grant of these awards from the Parent to employees of the Company are recognized in the operating income with a corresponding credit to equity, representing the Parent’s capital contribution.
Foreign Currency Translation
The Company’s functional currency is the Euro and all entities in the combined group utilize the Euro as their functional currency, which is also the reporting currency of the Company.
Transactions in foreign currencies are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated for inclusion in the combined balance sheets are recognized in the combined statements of operations for that period. The foreign currency transaction (losses) gains in income was €329 and €57 for the years ended December 31, 2007 and 2006, respectively, and is included in foreign currency transaction gains (losses) in the accompanying combined statements of operations.
Cash and Cash Equivalents
Cash and cash equivalents include all cash balance and short term highly liquid investments with a maturity of three months or less at acquisition and are readily convertible into known amounts of cash. They are stated at fair value.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable consist primarily of amounts due to the Company from its normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified in the portfolio. Additional allowances might be required if deteriorating economic conditions or other factors affect our customers’ ability to make timely payments.

Government Grant Receivable
The Company is entitled to annual grants from the Austrian government for qualifying research and development expenses. These grants amounted to €1,620 and €894 for the years ended December 31, 2007 and 2006, respectively, and are included as a reduction of research and development expenses in the accompanying statements of operations.
Inventories
Inventories consist solely of finished goods are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.
Property and Equipment
Property and equipment are stated at historical cost, which includes the fair values of such assets acquired (see Note 6), less accumulated depreciation. Depreciation of property and equipment is provided for on a straight-line basis over estimated useful lives ranging from 3 to 20 years. Significant improvements are capitalized and repairs and maintenance costs are expensed as incurred unless the repair extends the useful life of the asset. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in operations.
Goodwill
Goodwill represents the difference between the purchase price and the estimated fair value of the net assets acquired arising from business combinations. The Company accounts for goodwill in accordance with the provisions of SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, goodwill is not amortized but tested for impairment annually on October 1 or whenever impairment indicators require so.
Goodwill is considered to be impaired when the carrying amount exceeds the asset’s estimated fair value. This determination is made at the reporting unit level with reporting units determined by the Company at the entity level (i.e. PSRS, KIS and PSS). The annual impairment test consists of two steps. First, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including goodwill and intangible assets, to those reporting units. Furthermore, the Company determines the fair value of each reporting unit. The Company generally determines the fair value of the reporting units based on discounted project cash flows. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company performs the second step of the impairment test. In the second step, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. The Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangibles net assets, including any unrecognized intangible assets, if the implied fair value of goodwill is less than the carrying value of goodwill, the Company would recognize an impairment loss equal to the difference. No such impairments were recorded in 2007 or 2006.

Intangible Assets
Intangible assets arising from acquisition and determined to have an indefinite useful life are not amortized but tested for impairment at least annually. Other intangible assets which are subject to amortization are amortized using the straight line method over their estimated economic lives. Economic lives are evaluated every year. There are currently no intangible assets with indefinite lives. Patents and trademarks acquired from third parties are capitalized at cost and amortized over their remaining lives.
Intangible assets are amortized based upon patterns in which the economic benefits of such assets are expected to be utilized. The values of intangible assets were initially determined by a risk-adjusted, discounted cash flow approach.
Impairment of Long-Lived Assets Other Than Goodwill
In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. If an indicator is present, the Company evaluates recoverability by a comparison of the undiscounted cash flows to the recorded value of the asset. Assets are grouped at the lowest level to which there are identifiable cash flows largely independent of the cash flows generated by other asset groups. If impairment exists, the asset is written down to its estimated fair value based on a discounted cash flow analysis. No impairment charges were taken in fiscal 2007 or 2006 based on the review of long-lived assets under SFAS 144.
Judgments and Estimates Regarding Long-Lived Assets
Significant judgments and estimates are involved in determining the useful lives and amortization patterns of long-lived assets, determining what reporting units exist and assessing when events or circumstances would require an interim impairment analysis of goodwill or other long-lived assets to be performed. Changes in the organization or the Company’s management reporting structure, as well as other events and circumstances, including but not limited to technological advances, increased competition and changing economic or market conditions, could result in (a) shorter estimated useful lives, (b) additional reporting units, which may require alternative methods of estimating fair values or greater disaggregation or aggregation in our analysis by reporting unit, and/or (c) other changes in previous assumptions or estimates. In turn, this could have a significant impact on the combined financial statements through accelerated amortization and/or impairment charges.
Pension and Other Benefit Plans
The Company sponsors various defined benefit plans, defined contribution plans and other post-retirement benefits plans for certain eligible employees or former employees. The Company accounts for the costs of pension plans and post-retirement benefits other than pensions in accordance with SFAS No. 87,

‘Employers’Accounting for Pensions’, and SFAS No. 106, ‘Post-retirement Benefits other than Pensions’, respectively. Provisions relating to jubilee benefits are accounted for under APB No. 12 Omnibus Opinion 1967.
On December 31, 2006, the Company adopted the provisions of SFAS No. 158. Under SFAS No. 158 the funded status of the Company’s defined-benefit pension plans and postretirement benefits other than pensions is reflected on the balance sheet. The funded status is measured as the difference between plan assets at fair value and the benefit obligation. For a defined-benefit pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan it is the accumulated postretirement benefit obligation. Actuarial gains and losses, prior-service costs or credits and the transition obligation remaining from the initial application of SFAS 106 that are not yet recognized as components of net periodic benefit cost are recognized, net of tax, as a component of accumulated other comprehensive income. Amounts recognized in accumulated other comprehensive income are adjusted as they are subsequently recognized as components of net periodic pension cost.
Guarantees
The Company complies with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others”, (FIN 45). In accordance with this Interpretation, at the inception of a guarantee that is within the scope of the recognition criteria of the Interpretation, a liability is recognized for the fair value of the obligation undertaken in issuing the guarantee.
Income Taxes
The Company’s income taxes are calculated on a separate tax return basis. Philips manages its tax position for the benefit of the entire portfolio of its businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed on a stand alone basis.
Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.
The Company makes judgments regarding the realizability of its deferred tax assets. In accordance with SFAS No. 109, “Accounting for Income Taxes,” the carrying value of deferred tax assets is based on the belief that it is more likely than not that the Company will generate sufficient future taxable income to realize these deferred tax assets after consideration of all available evidence. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, and the expected timing of the reversals of existing temporary differences and tax planning strategies, and has recorded a valuation allowance as necessary.

Valuation allowances would be established for any deferred tax assets which the Company believes do not meet the “more likely than not” criteria established by SFAS No. 109. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then the Company may be required to recognize these deferred tax assets through the reduction of the valuation allowance which would result in a material benefit to its results of operations in the period in which the benefit is determined.
The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2007, which had no material effect on the Company’s operations or financial position. Income tax benefit from an uncertain tax position is recognized only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authorities, based on the technical merits of the position. The income tax benefit recognized in the financial statements from such position is measured based on the largest benefit that is more than 50% likely to be realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest related to unrecognized tax benefits is presented as part of financial expenses while penalty is classified as part of income tax expense in the statement of operations.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides a definition of fair value, establishes a framework for measuring fair value, and requires additional disclosures about fair value measurements. This Statement applies to value measurements that are already required or permitted by other accounting standards, except for measurements of share-based payments and measurements that are similar to, but not intended to be, fair value and does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has evaluated the effects of implementing the provisions of this Statement and the results were immaterial.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The pronouncement also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has evaluated this Standard and at present does not plan to avail itself of this option
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008 with early application prohibited and hence will only effect future acquisitions.
3. Relationship with Philips
Revenues
The Company designs and sells software to other Philips businesses in the normal course of business. Sales to other Philips businesses included in the combined statements of operations amounted to €5,158 and €4,918 in 2007 and 2006, respectively.
Cost of Services and Corporate Functions
Philips allocates the costs of certain corporate services and shared services to the Company based on a percentage of the Company’s sales. Shared services include personnel costs for support functions such as accounting, finance, audit, mergers and acquisitions consultation. They also include non-personnel costs such as professional fees and other costs. The corporate overhead charges were charged to the Company based upon the Parent’s estimates of the costs for these activities as they would be utilized by an entity of the Company’s size, and calculated based on percentage of total sales. These costs are included in the accompanying statements of operations within sales and marketing expenses and general and administrative expenses and were approximately €600 and €257 in 2007 and 2006, respectively.
Certain other costs, including human resources services such as payroll, benefits administration, recruitment and training, as well as accounting services, information technology services, and purchasing services have been charged to the Company based on service level agreements and other contracts that include agreements on charges against actual costs. These amounts are included in the combined statements of operations within sales and marketing expenses and general and administrative expenses and were approximately €2,274 and €3,081 in 2007 and 2006, respectively.
The Company and Philips consider the allocation of the costs of the aforementioned services and functions to be reasonable. However, these amounts may not be representative of the costs necessary for the Company to operate as a stand-alone entity.
Accounts Receivable/Accounts Payable
Accounts Receivable related to the sale of products to Philips businesses amounted to €1,238 and €1,381 as of December 31, 2007 and 2006, respectively. Accounts payable related to the purchases of products and services amounted to €948 and €800 as of December 2007 and 2006, respectively.
Cash Management and Financing
The Company participates in Philips’ worldwide cash management system under which the Company maintains bank accounts in specific banks directed by Philips.

Such accounts are generally zero balanced, where possible, to the Philips global pool, allowing cash to be managed and centralized by Philips. The transfer of funds in and between the countries is accounted for via intercompany accounts. The balance of these intercompany accounts has been presented in the caption Philips’ net share in deficit, which is presented as a part of the business’ deficit.
Philips also maintains an in house banking arrangement that provides facilities for Philips entities to obtain funds for local short term funding requirements. Financing provided under these arrangements are included in business equity. Longer term and structural financing provided, if any, to Philips legal entities either through specific intercompany loans with Philips or through third party financing would be classified separately under long-term debt. Interest income and expense of the legal entities under common control has been included in the combined statement of operations.
Cash and related interest income and expense have been included in the combined Company financial statements when such amounts relate to the Company’s dedicated legal entities. The amount of net interest expense charged by Philips in the combined statements of operations for 2007 and 2006 are €96 and €28, respectively.
Derivatives
The Company’s transactions are denominated in a variety of currencies. The Company uses derivative financial instruments for the management of its foreign currency risks. The Company generally hedges foreign currency exposures in relation to transaction exposures, such as forecasted sales and purchases and receivables/ payables resulting from such transactions. These exposures are generally hedged with forwards, which are concluded with Philips.
All derivative financial instruments are classified as assets or liabilities and are accounted for at trade date. As the Company has elected to not designate these derivative financial instruments as hedges under SFAS No. 133, changes in the fair value of derivatives have been recognized in income from operations.
The derivative assets amounted to €153 and €59 as of December 31, 2007 and 2006, respectively, and are included in other receivables on the combined balance sheets. These assets consist of multiple contracts to purchase US dollars at fixed rates, maturing within a year, with an aggregate notional amount of €1,819 at December 31, 2007.
Operating Leases
KIS leases office space from Philips based on square meters occupied, plus a pro-rata share of operating costs. The current contract has a 5-year term until November 2012. The annual rental payment is €27 plus operating expenses and taxes.
4. Acquisitions
The following acquisitions were accounted for using the purchase method of accounting and, accordingly, the accompanying financial statements include the financial position and the results of operations from the dates of acquisition. The acquisitions have historically been made at prices above the fair value of the acquired assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include use of the Company’s existing infrastructure such as sales force, distribution channels and customer relations to expand sales of the acquired businesses’ products and use of the infrastructure of the acquired businesses to cost effectively expand sales of Company products.
On February 7, 2007, the Parent purchased all of the assets of PSS, a manufacturer of voice recognition software and technology for €1,219. As a result of the acquisition of PSS, intangible assets, other than goodwill, of approximately €342 were recorded. The acquisition of PSS broadened the Company’s product portfolio to include operations in Spain, further the Company’s sales operations outside of Austria. The results of operations for PSS have been included within the combined statements of operations beginning with the acquisition date.
On September 8, 2006, the Parent purchased KIS, a manufacturer of dictation software and technology for €3,774. As a result of the acquisition of KIS, intangible assets, other than goodwill, of approximately €3,234 were recorded. The acquisition of KIS broadened the Company’s product portfolio to include sales operations in Germany. The results of operations for KIS have been included within the combined statements of operations beginning with the acquisition date.
Philips has employed push down accounting in relation to the goodwill calculated as part of the purchase price allocations for the above acquisitions, and as such all amounts related to goodwill and identified intangibles are recorded at the related entity. The cash amounts shown in the table below were not pushed down by Philips to the Company.
For purpose of the combined statements of cash flows the acquisitions are considered non-cash investing and financing activities.
The purchase agreement for KIS included earn-out arrangements linked to certain performance targets. These earn-out amounts have not been included in the total consideration amount at the time of recording the acquisition, as they were not payable beyond a reasonable doubt, and have instead been included within the total consideration at the time of payment of such amounts by Philips.
The Company has completed its purchase price allocations for PSS in 2007 and KIS in 2006. The fair value allocations based upon independent appraisals, are as follows:

	Subsidiary
	PSS	KIS

Cash	440	157
Accounts receivable	1,110	760
Inventories	154	—
Prepaid expenses and other current assets	—	13
Property and equipment	21	172
Goodwill	1,830	1,973
Customer-related intangible assets	52	1,747
Technology-based intangible assets	19	1,138
Marketing-related intangible assets	—	349
Contract-related intangible assets	271	—
Other long term assets	44	—

Total assets acquired	3,941	6,309

Deferred tax liabilities	—	1,207
Liabilities assumed	2,722	1,328

Total net assets acquired	1,219	3,774

A contingent payment was made by Philips for the acquisition of KIS in May of 2007 of €365 and the amount was pushed down to the Company and recorded as additional goodwill.
Customer-related intangible assets are being amortized over a term of approximately 3-10 years. Technology-based intangible assets are amortized over a term of 4-5 years. Marketing-related intangible assets are amortized over a term of 10 years. Contract-related intangible assets are amortized over a period of 1 year.
Goodwill related to these acquisitions in the amount of €571 is deductible for income tax purposes.
5. Inventories
Inventories, consisting of ancillary hardware (microphones), at December 31, 2007 and 2006 amounted to:

	2007	2006
Finished goods	40	—

6. Property and Equipment
Property and equipment at December 31, 2007 and 2006 consisted of the following:

	Depreciable
	Lives in
	Years	2007	2006
Machinery and equipment	5-20	194	143
Other tangible fixed assets	3-5	369	417

		563	560
Less — Accumulated depreciation		(324)	(278)

Carrying value at December 31, 2007 and 2006		239	282

Depreciation expense for the years ended December 31, 2007 and 2006 was approximately €46 and €18, respectively.

7. Goodwill
Goodwill as of December 31, 2007 and 2006 consisted of the following:

Goodwill
Balance as of January 1, 2006	—
Changes in carrying value:
Attributable to 2006 acquisition	1,973

Balance December 31, 2006	1,973
Changes in carrying value:
Attributable to contingent payments on 2006 acquisition	365
Attributable to 2007 acquisition	1,830

Balance December 31, 2007	4,168

8. Intangible Assets
Intangible assets are amortized over their estimated useful lives. The gross and net carrying values, as well as the weighted average estimated useful lives as of December 31, 2007 and 2006 are summarized in the tables below.

		Customer-	Marketing-	Technology -	Contract -
		related	Related	Based	Related
		intangible	Intangible	Intangible	Intangible
	Total	assets	Assets	Assets	Assets
Balance as of January 1, 2006:

Acquisitions/additions	3,234	1,747	349	1,138	—
Amortization/deductions	(109)	(44)	(9)	(56)	—

Total changes in 2006	3,125	1,703	340	1,082	—

Carrying value as of December 31, 2006	3,125	1,703	340	1,082	—

Acquisitions/additions	342	52	—	19	271
Amortization/deductions	(706)	(192)	(35)	(231)	(248)

Total changes in 2007	(364)	(140)	(35)	(212)	23

Cost	3,576	1,799	349	1,157	271
Accumulated amortization	(815)	(236)	(44)	(287)	(248)

Carrying value as of December 31, 2007	2,761	1,563	305	870	23

Amortization expense for the years ended December 31, 2007 and 2006 was approximately €706 and €109, respectively, and is included in the following line items in the combined statements of operations for the years ended December 31:

	2007	2006
Cost of sales	231	56
Sales and marketing expenses	475	53

Total amortization expense	706	109

The expected amortization expense for each of the five succeeding years is:
2008 - €480
2009 - €457
2010 - €441
2011 - €381
2012 - €210
The expected weighted average remaining lives of intangibles as of December 31, 2007 are:

Customer-related Intangibles	8.56 years
Technology-based Intangibles	3.74 years
Marketing-related Intangibles	8.75 years
Contract-related Intangibles	0.08 years
9. Income Tax
The income tax expense (benefit) on income (loss) before tax amounted to €740 and (€743) in 2007 and 2006, respectively. The components of income (loss) before income taxes are as follows:

	2007	2006

Income (loss) before income tax expense:
Austria	5,045	(590)
Other	(3,348)	(1,132)

	1,697	(1,722)

The components of income tax expense (benefit) are as follows:
Austria:
Current taxes	440	15
Deferred taxes	624	(339)

	1,064	(324)
Other:
Current taxes	273	419
Deferred taxes	(597)	(838)

	(324)	(419)

Income tax expense (benefit)	740	(743)

The Company’s operations are subject to income taxes in various foreign jurisdictions. Income tax expense (benefit) attributable to income (loss) from continuing operations differs from the amount computed by applying the Austrian statutory tax rate of 25% to income (loss) before income taxes due to the following:

	2007		2006
	€	%	€	%

Income tax at statutory income tax rate	424	25%	(430)	25%
Foreign tax rate differential	(140)	(8%)	(140)	8%
Changes in valuation allowance	575	34%	—	—
Changes in enacted tax rates	76	4%	—	—
Prior year adjustments	(21)	(1%)	—	—
Permanent differences	(181)	(11%)	(178)	10%
Other, net	7	1%	5	0%

Provision (benefit) for income taxes	740	44%	(743)	43%

The permanent differences primarily relate to non taxable government grants received by the company on R&D expenditures.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2007 and 2006 were as follows:

	2007		2006
		Non-		Non-
	Current	Current	Current	Current

Deferred tax assets:
Other intangibles	—	415		493
Provisions	104	—	265	—
Deferred revenue	4,002	—	3,249	—
Inventories	222		551
Other	230	16	37	104

Total gross deferred tax assets	4,558	431	4,102	597
Valuation allowance	(575)	—	—	—

Deferred tax assets	3,983	431	4,102	597

Deferred tax liabilities:
Goodwill	—	63	—	30
Other intangibles	—	754		1,166
Other	73	120	10	75

Total gross deferred tax liabilities	73	937	10	1,271

Net deferred tax assets (liabilities)	3,910	(506)	4,092	(674)

The Company recorded valuation allowances of €575 and €0 in 2007 and 2006, respectively. The valuation allowance at December 31, 2007 was related to the deferred tax assets of one of the company’s subsidiaries that, in judgement of management, are not more likely than not to be realized based on that subsidiary’s expected future taxable income. As of December 31, 2007, the Company has no tax loss carry forward.
The Company adopted the provisions of FIN 48 on January 1, 2007, and there was no material effect on the Company’s consolidated financial statements. As a result, the Company did not record any cumulative effect adjustment related to adopting FIN 48.
As of January 1, 2007 and for the year ended December 31, 2007, the Company did not have any material unrecognized tax benefits and thus, no significant interest and penalties related to unrecognized tax benefits were recognized. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.
The Company and its subsidiaries file their income tax returns in Austria, Germany and Spain. The Austrian income tax returns of the Company and its Austrian subsidiary are open to examination by the local tax authority for the tax years beginning in 2004. The income tax returns of the subsidiaries in Germany and Spain also remain subject to examination by the respective local tax authorities for the tax years beginning from 2001 to 2007.
10. Pension and Other Benefit Plans
The Company sponsors various defined benefit plans, defined contribution plans and other benefits plans, including jubilee and severance benefits, for certain eligible employees or former employees. Our measurement date for our plans is December 31.
Total pension and other benefit liability comprises of the following elements:

	Year ended December 31
	2007	2006
Pension and other benefit plan liabilities	929	855
Jubilee benefit obligations	268	223
Other post retirement benefit provisions	11	—

Total pension and other benefit liability	1,208	1,078

Austria
Jubilee
The Company grants seniority premiums to employees who reach 15, 25, 35 and 45 years of employment with the Company. This arrangement qualifies as a defined benefit arrangement since the plan stipulates an amount of benefit to be provided as a function of years of service.
Termination Indemnities in Austria (Old plan — closed Jan. 1, 2003, however members exist currently)
This plan covers death, disability, severance & termination. Benefits are paid as a lump sum immediately upon termination by employer / disability / death / retirement where the lump sum is based on years of service. This arrangement qualifies as a defined benefit arrangement since the plan stipulates an amount of benefit to be provided as a function of years of service.
Termination Indemnities in Austria (New Plan):
This plan covers death, disability, severance & termination. The company contribute a percentage of gross salary into a central severance fund. Benefits will be paid equal to the amount contributed either in the case of retirement or dismissal by the employer and after employment for 3 years with the same employer. The monthly contributions are expensed as personnel expenses incurred as this plan is a defined contribution plan.
Pensions
The Company Pension Scheme covers retirement benefits. Contributions are partly paid by the company. This plan is a defined contribution plan.

Germany
Jubilee
The Company grants seniority premiums to employees who reach 25, 40 and 50 years of seniority. Premiums consist of a 1 month’s annual salary, 3 months annual salary and 6 months annual salary, respectively for 25, 40 and 50 years of seniority. This arrangement qualifies as a defined benefit arrangement since the plan stipulates an amount of pension benefit to be provided as a function of years of service.
Pensions
This plan covers retirement, death and disability for certain executives. Membership in the plan is automatic when the employee’s salary reaches a set level. The plan is defined Benefit Plan as the Company contributes a percentage of monthly salary in excess of the State Social Security ceiling less the additional amount paid by the employer to the Philips pension fund and guarantees the balance at retirement plus interest of at least 6% annually.
Spain
Jubilee
The Company grants seniority premiums to employees who reach 25 years and 38 years of employment with the Company. This arrangement qualifies as a defined benefit arrangement since the plan stipulates an amount of benefit to be provided as a function of years of service.
Seniority Pay-outs:
The Company grants 2 months of salary for each employee upon retirement, without any condition of seniority. This plan is a pension plan and qualifies as a defined benefit plan.
Pensions
This plans covers retirement benefits and qualifies as a defined contributions plans. Contributions are partly paid by the company.
Defined Benefit Plans
Effective December 31, 2006, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires the Company to recognize the funded status of its pension and other post-employment plans in the December 31, 2006 combined balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of taxes. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial gains or losses, prior service costs, and obligations that had previously been deferred under the reporting requirements of SFAS No. 87, SFAS No. 106, and SFAS No. 132(R). These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods, will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS No. 158.

	December 31, 2006

	Prior to	Effect of
	Adopting	Adopting
	SFAS 158	SFAS 158	As Reported
Other Post-Employment Benefits
Accrued other post-employment benefits liability	1,055	(200)	855

Deferred tax asset (non current)	104	50	154
Accumulated other comprehensive income	—	(150)	(150)
The following table discloses the movements in accumulated other comprehensive income for 2007.

			Income
	Pension	Other	tax
	Benefits	Benefits	effect	Total
Net actuarial loss (gain) at beginning of year	—	(200)	50	(150)
Amortization of (loss) gain		6	(2)	4
(Gain) loss arising during the year	(2)	(1)	1	(2)

Net actuarial loss (gain) at end of year	(2)	(195)	49	(148)

Amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net periodic pension cost in 2008 are as follows (pretax):

	Pension	Other
	Benefits	Benefits
Amortization of actuarial loss (gain)	—	(6)

The following table sets forth the change in benefit obligations for our benefit plans

	Pension Benefits		Other Benefits
	December 31		December 31
	2007	2006	2007	2006
Benefit obligation at beginning of year[1]	—	—	855	897
Service cost	12	—	84	97
Interest cost	—	—	33	37
Actuarial (gain) loss	(2)	—	10	(168)
Benefits paid	—	—	(63)	(8)

Benefit obligation at end of year[1]	10	—	919	855

1	For pension benefit plans, the benefit obligation is the projected benefit obligation. For other benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.
All of the Company’s pension plans are unfunded and therefore all obligations are paid from the Company’s assets.

The pension and other benefit amounts recognized in our combined balance sheets are as follows:

	Pension Benefits		Other Benefits
December 31,	2007	2006	2007	2006
Funded status—plan assets less than benefit obligations	(10)	N/A	(919)	(855)
Net prepaid asset (liability) recognized	(10)	N/A	(919)	(855)
Prepaid benefit cost	—	N/A	—	—
Current liability	—	N/A	(187)	(63)
Long-term liability	(10)	N/A	(732)	(792)
Net prepaid asset (liability) recognized	(10)	N/A	(919)	(855)
Net periodic benefit cost for our pension and other postretirement benefit plans consisted of the following:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Components of net periodic benefit cost:
Service cost	12	N/A	84	97
Interest cost	—	N/A	33	37
Amortization of actuarial loss (gain)	—	N/A	(6)	—

Net periodic benefit cost	12	N/A	111	134

Total costs recognized in the statements of income	12		111	134

The accumulated benefit obligation of the other benefit plans with accumulated benefit obligations in excess of plan assets as of December 31, 2007 and 2006 were €919 and €855, respectively
The projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were €10 and €0, respectively, as of December 31, 2007 and 2006.
The key economic assumptions used in the measurement of the Company’s benefit obligations at December 31, 2007 and 2006, are as follows:

	2007	2006
Weighted-average discount rate:
For all plans	3.95%	3.95%

Weighted-average rate of increase in compensation levels for active foreign plans	2.50%	2.50%

The key economic assumptions used in the computation of net periodic benefit cost for the years ended December 31, 2007 and 2006 are as follows:

	Pension Benefits		Other Benefits
Year Ended December 31,	2007	2006	2007	2006
Discount rate	3.95%	N/A	3.95%	4.20%
Rate of increase in compensation levels	2.50%	N/A	2.50%	2.50%
The Company’s discount rate for each plan is based on long term risk free bond rates in the respective country in which the plan is active. The Company has selected risk free bond indices with cash flows matching the estimated cash outflows of the plans.
Expected future benefit payments are:

All Plans
2008	187
2009	184
2010	141
2011	267
2012	247
Years 2013 – 2017	2,533
Defined Contribution Plans
As noted above, the Company also provides employees the opportunity to participate in various defined contribution plans. Defined contribution plan expenses amounted to €116 and €102 for the years ended December 31, 2007 and 2006, respectively.
11. Commitments, Contingencies and Guarantees
Operating Leases
Long-term non-cancelable lease commitments totaled €183 at the end of 2007. These leases expire at various dates during the next 4 years and primarily related to facilities and vehicles. Included in the amounts below are commitments of €27 per year through 2012 to Philips. The future aggregate payments that fall due in connection with these lease commitments are as follows:

Year ended
December 31
2008	181
2009	65
2010	35
2011	11
2012	—
Thereafter	—

292

Guarantees
Under its standard software license agreements, the Company agrees to indemnify, defend and hold harmless its licensees from and against certain losses, damages and costs arising from claims alleging the licensees’ use of Company software infringes the intellectual property rights of a third party. Also, under these standard license agreements, the Company represents and warrants to licensees that its software products operate substantially in accordance with published specifications.
Other guarantees include promises to indemnify, defend and hold harmless each of the Company’s executive officers, non-employee directors and certain key employees from and against losses, damages and costs incurred by each such individual in administrative, legal or investigative proceedings arising from alleged wrongdoing by the individual while acting in good faith within the scope of his or her job duties on behalf of the Company.
Historically, the Company has not incurred significant costs related to such indemnifications, warranties and guarantees. As such, and based on other factors, no provision or accrual for these items has been made.
Litigation
In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions; however, at December 31, 2007, the Company is not party to any litigation that is expected to have a material effect on the Company’s financial position, results of operations or cash flows.
12. Share Based Compensation
The Company participates in Philips share-based compensation plans. Under these plans, Philips has granted share options on it common shares, rights to receive common shares in the future (restricted share rights), and an employee share purchase plan (ESPP). The employee awards were previously granted by Philips to the employees of the Company. Under the Philips plans, options are granted at fair market value on the date of the grant and based on the terms of the awards are considered equity awards.
Stock Options
Stock options are granted to certain executives and key employees. The options granted to employees of the Company all vest three years after the date of grant and expire ten years from the date of grant. If the employment of an option holder terminates prior to the vesting date, the option shall be forfeited and become unexercisable (except in limited instances such as retirement, death, legal incapacity etc.) All grants are related to future services of the employees, Stock based compensation expense related to stock options shall be recognized over the service period (vesting period) in which it is earned. The cost of the stock based compensation is measured based upon the fair value of the option on grant date. The expense that is recorded in a particular period is based upon the fair value of the options and the estimated numbers of options that are expected to vest (the number of granted options less an estimate of options that will be forfeited prior to the vesting date). Exercise prices on options outstanding as of December 31, 2007 range from €16.77 to €42.90.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Number	Price	Term	Value
	of Shares	(Euros)	(Years)	(Euros)
2007
Outstanding at January 1, 2007	21,044	29.01
Granted	3,699	30.96
Exercised	1,152	19.88
Forfeited	—
Expired	—

Outstanding at December 31, 2007	23,591	29.76	6.1	306,447
Not yet vested at December 31, 2007	10,809	25.68	8.5	184,507
Exercisable on December 31, 2007	12,782	33.21	4	121,940

2006
Outstanding at January 1, 2006	16,238	30.45
Granted	4,806	24.13
Exercised	—
Forfeited	—
Expired	—

Outstanding at December 31, 2006	21,044	29.01	6.5	180,347
Not yet vested at December 31, 2006	8,568	23.14	7.6	123,706
Exercisable on December 31, 2006	12,476	33.04	5.7	56,641
As of December 31, 2007, the total unamortized fair value of stock options was €144.4 with a weighted average remaining recognition period of 0.7 years, or 8.4 months. A summary of weighted-average grant-date fair value and intrinsic value of stock options exercised are as follows:

	2007	2006
Weighted-average grant-date fair value per share (Euro)	8.72	9.18
Total intrinsic value of stock options exercised (thousands of Euro)	26.30	—
The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of the stock options granted during fiscal 2007 and 2006 were calculated using the following weighted-average assumptions:

	2007	2006
Expected Dividend yield	1.8%	1.7%
Expected volatility	27.0%	39.6%
Average risk-free interest rate	4.2%	3.7%
Expected term (in years)	6.0	6.50
The dividend yield is based on the historical amounts Philips has paid in cash dividends. Expected volatility is based on the historical volatility of the shares underlying the options as traded on the financial markets. The risk-free interest rate is derived from Dutch Treasury bonds of which the duration equals the expected life of the option. The Company uses the simplified method to estimate the expected term, which averages the contractual term of the Company’s options (10 years) with the vesting term (3 years).
Restricted Share Grants
Restricted shares awards grant the beneficiaries (referred to as participants or holders) Philips’ shares to be delivered at certain dates in specified quantities at no cost if the employee is still employed (except in limited situations such as retirement, death etc. in which case different conditions apply). Once the participants earn and receive the shares on the vesting dates there are no restrictions on the shares. In addition, Philips may grant the Company’s employee premium shares, typically a percentage of the number of granted and delivered restricted shares, which will be delivered on certain specified dates if the employee is still employed by the Company and still holds the related delivered restricted shares. Stock based compensation expense related to restricted shares and premium shares, which is measured based upon the fair value of the restricted shares and premium shares on the grant date, is recognized over the service period (vesting period) in which it is earned. Similar to stock options, the actual expense that is recorded is affected by the number of restricted shares and premium shares that actually vest. Therefore, the expense recorded reflects an assumed level of forfeitures, which is adjusted periodically, if necessary and trued-up at the end of the respective vesting periods. Generally, restricted shares are made available to the employee over a period of three years by delivering one-third of the grant at the end of each 12 months period (graded vesting).

	2007		2006
		Weighted-		Weighted-
		Average		Average
		Grant		Grant
		Date Fair		Date Fair
		Value		Value
	Shares	(Euros)	Shares	(Euros)
Non-vested on January 1	2,276	22.88	1,328	20.31
Granted	1,233	30.38	1,602	23.7
Promises to grant	—		—
Vested and released (1)	952	22.73	654	19.66
Cancelled/forfeited	—		—

Non-vested on December 31	2,557	26.55	2,276	22.88

1	The total fair value of time-based restricted shares vested and released during the years ended December 31, 2007 and 2006, was approximately €22 and €13, respectively. The grant-date fair value is the quoted market value of the Company stock on the respective grant date.
Employee Stock Purchase Plans (ESPP)
The Parent also offers employees the opportunity to purchase shares from Philips through the ESPP. Eligible employees are eligible to purchase a limited number of shares of Philips at discount prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is within the range of 10% to 20%. As a result, these plans have an employee compensation aspect. Compensation costs included in the combined income statements based on the employees of the Company taking advantage of the Philips ESPP was not significant for the years ended December 31, 2007 and 2006, respectively.
13. Fair Value of Financial Instruments
The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The carrying values of financial instruments, including accounts receivable, accounts payable and other accrued liabilities, approximate their fair values due to their short-term maturities. The estimated fair values are not necessarily indicative of the amounts that could be realized by the Company upon maturity or disposal. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	December 31, 2007		December 31, 2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Assets:
Cash and cash equivalents	325	325	269	269
Trade receivables, less allowance	7,006	7,006	6,842	6,842
Receivables from Philips	1,238	1,238	1,381	1,381
Other receivables	525	525	865	865
Derivative instruments — assets	153	153	59	59

Liabilities:
Accounts payable	292	292	235	235
Payable to Philips	948	948	800	800
Other long term liability	—	.	300	282
14. Concentration of Credit Risk
In addition to the derivatives discussed above, financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company maintains an allowance for potential credit losses and losses have historically been within management’s expectations.
The Company performs credit evaluations of its customers prior to delivery or commencement of services and normally does not require collateral. Letters of credit are occasionally required for international customers when the Company deems necessary. Payments are typically due within 30 days of billing.
The Company may be exposed to credit related losses in the event of non-performance by counterparties to financial instruments. Counterparties to the Company’s financial instruments represent, in general, international financial institutions or well-established financial institutions.

Philips accounted for 24.7% and 36.9% of total sales in 2007 and 2006, respectively, and accounted for 15.0% and 16.8% of total trade accounts receivable as of December 31, 2007 and 2006, respectively. No other single customers accounted for 10 percent or more of the Company’s sales in 2007 or 2006 or open accounts receivable at December 31, 2007 or 2006.
15. Subsequent Events
On February 21, 2008, Philips GmbH transferred the shares in KIS to Philips and subsequently, on the same day, Philips transferred the shares in KIS to SMH.
On March 17, 2008, Philips transferred the shares in PSS to SMH.
On September 26, 2008, Philips signed and executed a Share Purchase Agreement, completing the Company’s acquisition by Nuance Communications, Inc.
Vienna, November 21, 2008